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                                                                   Exhibit 10(e)



























                     NINE MILE POINT NUCLEAR STATION UNIT 2

                              OPERATING AGREEMENT
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                               TABLE OF CONTENTS



STATEMENT OF INTENT

ARTICLE 1 - EFFECTIVE DATE OF AGREEMENT

1.1       Effective Date of Agreement
1.2       Operating Period; Deactivation; Purchase Option
1.3       Amending the Agreement

ARTICLE 2 - GENERAL ORGANIZATION

2.1       Commitment to Safe Operation
2.2       Unit Goals
2.3       Policies and Plans
2.4       Operational Control
2.3       Informational Responsibility

ARTICLE 3 - MANAGEMENT COMMITTEE

3.1       Establishment of Management Committee
3.2       Meetings, Agendas and Voting, Etc.
3.3       Responsibilities of the Management Committee
3.4       Annual Plan and Budget
3.5       Variances
3.6       Circumstances Requiring Immediate Action
3.7       Owners' Representative On-site
3.8 Representation on Unit Committees, Task Forces and SRAB
3.9 Rights and Responsibilities of On-Site Representative and Other Owner Personnel

ARTICLE 4 - SERVICES TO BE PROVIDED

4.1       List of Services

ARTICLE 5 - PAYMENTS

5.1       Operating Costs
5.2       Operating Account
5.3       Failure to Advance Funds

ARTICLE 6 - AUDITS

6.1       Audit Committee; Inspection of Records
6.2       Inspection Costs; Inspection Report
6.3       Adjustments or Corrective Action
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ARTICLE 7 - FUEL

7.1       Fuel Committee; Meetings, Agenda and Minutes
7.2       Fuel Supply
7.3       Fuel Pricing Accounts
7.4       Spent Fuel
7.5       Separate Activities for Units 1 and 2

ARTICLE 8 - ACCOUNTING

8.1       Accounting Committee; Meetings and Agenda

ARTICLE 9 - INSURANCE AND INDEMNITY

9.1       Compensation Withholdings
9.2       Workers' Compensation and Employers'
          Liability Insurance
9.3       Comprehensive General Liability Insurance Policy
9.4       Property Insurance
9.5       Employees' Fidelity Bond
9.6 Liability for Loss, Expense or Damage Not Covered by Insurance
9.7       Amount of Coverage; Modifications
9.8       Insurance Premiums
9.9       Sharing of Regulatory Penalty and Breach of
          This Agreement
9.10      Meaning of Section 6 in September 22, 1975
          Operating Agreement Among the Parties
          (the 1975 Operating Agreement)

ARTICLE 10 - MEASUREMENT

10.1      Output Measurement
10.2      Periodic Testing of Meters

ARTICLE 11 - GENERAL

11.1      Non-Waiver of Provisions
11.2      Procedure for Appeal of Management Committee Decision
11.3      Procedure for Resolution of Appeal
11.4      Conflict with Basic Agreement
11.5      Independence of Settlement Agreement

ARTICLE 12  - FORMATION AND EFFECTIVENESS OF OPERATING COMPANY

12.1      Formation and Effectiveness of Operating Company

                     NINE MILE POINT NUCLEAR STATION UNIT 2
                              OPERATING AGREEMENT


     Pursuant to Section 6.01 of the Basic Agreement, Niagara Mohawk Power Corporation (Niagara Mohawk), Long Island Lighting Company (LILCO), New York State Electric & Gas Corporation (NYSEG), Rochester Gas and Electric Corporation (RG&E), and Central Hudson Gas & Electric Corporation (Central Hudson) agree as follows with respect to the operation and maintenance of the Nine Mile Point Unit 2, and all activities and facilities supporting or otherwise relating to the plant (sometimes hereinafter collectively referred to as the "Unit" or the "Plant").

     The term "Parties" as used herein shall refer to all the parties to this Agreement. The term "Non-Operating Owners" as used herein shall refer to LILCO, NYSEG, RG&E and Central Hudson collectively.


                              STATEMENT OF INTENT

     It is the intent of the Parties to assure the safe, efficient and reliable operation of the Unit consistent with the goals and commitments specified in Sections 2.1 and 2.2 herein. It is the intent hereof that Niagara Mohawk shall have exclusive operational control of the operation and maintenance of the Unit. It is the further intent of the Parties to establish a framework for oversight by the Management Committee of the policy making, planning, budgeting, and operational decisions of Niagara Mohawk related to the Unit. In addition, as more fully explained in Section 2.3 and Article 3, the Non-Operating Owners shall have





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the right to approve or disapprove the annual budgets and annual plans (which shall include annual operating goals and objectives for the Unit) and any significant changes in either of them. To the extent any ambiguity arises as to the roles and responsibilities of Niagara Mohawk, the Non-Operating Owners, and the Management Committee hereunder, the provisions of this Agreement shall be construed consistent with the intent herein expressed.


                    ARTICLE 1 - EFFECTIVE DATE OF AGREEMENT

     1.1  Effective Date of Agreement

          This Agreement shall be effective as of the first date upon which all Parties have executed it and shall inure to, bind, and be for the benefit of the Parties, their successors, and assigns.

     1.2  Operating Period; Deactivation; Purchase Option

          The Parties agree to operate the Plant for the applicable license period granted by the United States Nuclear Regulatory Commission (the "NRC" or the "Commission") or any successor agency having jurisdiction over the operation of nuclear power plants. The Parties shall meet five years prior to the expiration of an operating license, or sooner if required by any inability to operate the Plant on a permanent basis, to agree upon any further operating period, or upon a schedule for deactivation and decommissioning of the Plant. Niagara Mohawk, as agent for and on behalf of the Parties, shall maintain the Plant to the date that the Plant has been fully decommissioned inaccordance with all applicable laws or regulations then in effect.





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          The cost of deactivation, discontinuance, dismantling, and continuing surveillance of the Plant shall be shared by the Parties in accordance with their Respective Percentages and the Parties each agree to establish appropriate reserves and/or take such other action as may be necessary to provide for the cost of such deactivation, discontinuance and dismantling.
Prior to, or upon completion of deactivation, discontinuance and dismantling of the Plant, the Nuclear Plant Site may, at Niagara Mohawk's election, be conveyed to Niagara Mohawk at a price to be established by a recognized independent appraiser of land selected by all the Parties.

          Unless all the Parties, their successors and assigns, determine to retain their Respective Percentages and to continue to operate and maintain the Plant as is herein provided, Niagara Mohawk shall have the option to purchase the Nuclear Plant Site and the Plant at a price to be agreed to by the Parties, and if they are unable to agree, at a price to be established by a recognized independent firm of appraisers with substantial experience in appraising the value of utility plants selected by all the Parties.

          The Parties contemplate that, in any disposition of the Nuclear
Plant Site and Plant, the operation and maintenance thereof as is herein provided, subject to the provisions of Section 1.3 hereof, may require the authority and consent of governmental bodies then having jurisdiction. Accordingly, it shall be a condition to the completion of any disposition or continued operation and maintenance, agreed to by the Parties hereto, that such authority and consent be first obtained.





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          Any conveyance of a Respective Percentage contemplated by this
Section 1.2 shall follow the relevant procedures for the original conveyance set forth in Article II of the Basic Agreement, and an appropriate release in form for recording from any indenture of mortgage of the Party making the conveyance which is a lien on the Nuclear Plant Site must be obtained and delivered by that Party to the acquiring Party or Parties.

          The costs of any appraisals accomplished under this Section 1.2 shall be shared by the Parties in accordance with their Respective Percentages.

     1.3  Amending the Agreement

          This Agreement shall be revised from time to time if necessary so that it will not be in conflict with any rule, regulation, or order of any regulatory or governmental body having jurisdiction. Such amendment shall not be required during the pendency of any legal action which any Party hereto has commenced in good faith to contest the validity of any such rule, regulation or order, provided that the operation of the Plant will not be curtailed by such action.


                        ARTICLE 2 - GENERAL ORGANIZATION


     2.1  Commitment to Safe Operation

          Activities in relation to the Unit shall be conducted in such a way as to assure safe operation in accordance with all applicable nuclear safety requirements. To that end, the Unit shall be operated in strict compliance with the technical specifications and other terms and conditions of the operating license issued by the NRC, the regulations of the Commission and





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any applicable orders or directives issued by it.  The parties further recognize that the Party licensed by the NRC to operate the Plant is responsible for safe operation of the Plant in accordance with these requirements. Niagara Mohawk, as agent for and on behalf of the Parties, shall operate the facility for the mutual benefit of the Parties in full accordance with that responsibility. Accordingly, the Parties agree and declare that no other provision of this Operating Agreement may be interpreted as contrary to, or in conflict with, this fundamental principle.

     2.2  Unit Goals

          Within the requirements specified in Section 2.1, Unit operation and maintenance plans shall be designed to achieve these basic goals:

          (a) uniformly high standards of safety for the protection of workers at the Unit as well as for the welfare of the general public;

          (b) consistently reliable performance with a superior level of availability and minimal outage incidents and duration;

          (c) conformity with all applicable regulatory requirements and industry standards; and

          (d) consistent with goals (a), (b) and (c), a busbar cost as low as reasonably possible through careful control of operating and maintenance expenses and restraint in the commitment of capital funds to necessary projects with clearly positive benefit/cost relationships.





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     2.3  Policies and Plans

          Niagara Mohawk shall develop and, as necessary, update its annual budgets and annual plans, which shall include unit operating goals and objectives, to guide its management of the Unit. All such plans and budgets shall be shared with the Non-Operating Cotenants and subject to their critical review to which Niagara Mohawk shall make reasonable response. Such plans and budgets shall be subject to the approval of the Non-Operating Cotenants, as set forth in Article 3.

     2.4  Operational Control

          Niagara Mohawk shall have exclusive control of the operation and maintenance of the Unit. That control shall be exercised in a manner consistent with the requirements, goals, policies, plans and budgets it has developed as modified in light of the critical review of the Non-Operating Cotenants and in the interest of all the Parties.

     2.5  Informational Responsibility

          Through committees and other groups established under Article 3, Niagara Mohawk shall keep the Parties regularly and fully advised of the manner in which it discharges its responsibilities under Section 2.4.

                        ARTICLE 3 - MANAGEMENT COMMITTEE

     3.1  Establishment of Management Committee

          a. Each Chief Executive Officer of a Party shall designate a member and an alternate to serve on the Management Committee at the pleasure of such Chief Executive Officer. Each Chief Executive Officer shall notify the others of the names of





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the individuals so appointed and of any chance in appointments.

          b. The Chief Executive Officers shall select a member of the Management Committee as its Chair. The Chair shall be rotated among the Non-Operating Parties annually unless the Chief Executive Officers shall otherwise determine by unanimous vote.

          c. Each non-operating party shall bear the salaries and expenses of its member and alternate on the Management Committee, unless the Management Committee shall otherwise determine. Niagara Mohawk shall be responsible for the salaries and expenses of its member or alternate on the Management Committee except to the extent such members or alternates are ordinarily dedicated to the operations of the Unit. If the Management Committee determines that a salary or an expense should be shared by the Parties in proportion to their Respective Percentages, the Party incurring such salary or expense in the first instance shall, at the end of each calendar month in which such salary or expense is so incurred, furnish to Niagara Mohawk a statement thereof in reasonable detail. Any such amount shall be paid to the appropriate Party as provided in Article 5.

     3.2  Meetings, Agendas and Voting, Etc.

          a. Meetings. The Management Committee shall meet monthly, normally in person, according to a schedule established by the Chair. Any member may call a meeting to convene sooner than the next regularly scheduled meeting. Such a meeting may be in person, by conference call or partly in person and partly by conference call.

          b. Notice. Notice of regularly scheduled meetings shall be deemed given when circulation is made of minutes





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containing the meeting schedule.  For any other meeting, all other members and alternates shall receive notice from the member calling the meeting at least five business days prior to the meeting, which notice the Management Committee may waive by unanimous consent of its members.

          c. Agendas. The agenda for a regularly scheduled meeting of the Management Committee shall be prepared by the Chair and received by members not fewer than five business days before the meeting, unless waived by the unanimous consent of the members of the Management Committee. The purpose of any other meeting shall be made known with the notice of meeting; its agenda shall be prepared by the member calling the meeting and received as much in advance of the meeting as is practical.

          d. Quorum. A quorum shall be deemed present when at least four owners are represented, in person or by conference call, either by a member or by an alternate, except no quorum shall be deemed present in the absence of a member or alternate from Niagara Mohawk. Niagara Mohawk shall use its best efforts to attend any meeting of the Management Committee.

          e. Voting. The Management Committee shall endeavor to conduct its business upon unanimous consent, but the Committee may take action if members representing Respective Percentages totaling in excess of 50 percent concur.

          f. Minutes. The Management Committee shall provide for the preparation of minutes of its meetings and the retention of any reports, reviews or evaluations prepared for it by any team, subcommittee or task force.





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     3.3  Responsibilities of the Management Committee

          a. Consistent with the commitment of the Parties in Section 2.1 to safe operation, the goals stated in Section 2.2, and Niagara Mohawk's operational control provided in Section 2.4, Niagara Mohawk shall operate and maintain the Unit and shall report the status thereof to the Management Committee.

          b. The Management Committee shall critically review as appropriate the annual budgets and plans, which shall include annual operating goals and objectives for operation and maintenance of the Unit, developed by Niagara Mohawk. Niagara Mohawk will respond to any such critical review either with an appropriate modification of any of the above or with a reasonable explanation of why a modification is not appropriate. The Management Committee shall review and, when satisfied, approve the annual plans and the overall levels of the annual budgets for the Unit. The Management Committee, if it reasonably believes that the annual budgets or annual plans are not being met, may require Niagara Mohawk's senior nuclear officer to develop and implement appropriate corrective action.

          c. Niagara Mohawk shall inform and consult with the CEOs before appointing, relieving or declining to reappoint its senior nuclear officer. Niagara Mohawk's senior nuclear officer will be relieved by Niagara Mohawk if it is requested to do so in writing by the CEOs of all four of the Non-Operating Cotenants.

          d.  When useful to the discharge of its responsibilities under
Article 3, the Management Committee may review any developments of significance concerning cost, operations, scheduling, performance objectives, work force





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organization, regulatory concerns and other matters affecting or affected by
Unit operation and maintenance. These matters may come to the Management Committee's attention from various sources including, but not limited to, Niagara Mohawk or the Owners' Representative On-site described in Section 3.7.

          e. Niagara Mohawk shall keep the Management Committee informed of regulatory proceedings regarding operation of the Unit, especially those which may result in any penalty, fine or assessment being imposed on the Unit or on any of the Parties. With respect to State regulatory proceedings involving a potential penalty, fine or assessment for imprudent management, whether to defend against such imposition, the overall defense to be mounted and any settlement thereof shall be decisions made by the Management Committee. However, it is the intent of the parties that Niagara Mohawk shall have the primary responsibility for the conduct of all regulatory proceedings. Representation by counsel of any Party in any regulatory proceeding involving the Unit will not be used by any other Party as the basis to seek disqualification of that counsel in any action brought by one Party against another.

          f. The Management Committee shall annually review the performance of key executives (including salary levels), as designated by Niagara Mohawk's senior nuclear officer, who are responsible for the operation of the Unit.
This review shall be conducted in executive session before the principal executive members of the Management Committee.

          g. The Management Committee shall require the preparation of a charter by each of the Audit, Fuel, and Finance





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Committees specifying, among other things, the function, responsibilities and reporting requirements of the Committee. Said charters shall be reviewed and approved by the Management Committee. The Management Committee may from time to time require the amendment or modification of the committee charters to address changing needs and requirements.

     3.4  Annual Plan and Budget

          a.   Niagara Mohawk shall annually prepare, on or before August 1,

          i. a proposed plan, which shall include annual Unit operating goals and objectives, as well as budgets for the succeeding year (Year I) and

          ii. a preliminary plan and financial forecasts for the two following years (Years 2 and 3).

Each annual budget or financial forecast, to the extent feasible, shall comprehensively address all expenditures for the Unit in the following categories: Fuel, Capital, Operations and Maintenance and Other.

          b. On or before September 15 of each year, the Management Committee shall complete preliminary review of the documents submitted to it under subsection (a) and provide Niagara Mohawk with its comments.

          c. Following timely revision by Niagara Mohawk responsive to the comments of the Management Committee, the Management Committee shall, on or before October 15 of each year,

          i) approve plans, which shall include annual Unit operating goals and annual objectives, and the





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               overall level of the budgets for the following year and

          ii) give preliminary approval to the preliminary plan and financial forecasts for Years 2 and 3.

          d. The Management Committee may from time to time review the planning and budget process and Niagara Mohawk will respond to any comments or criticisms of that process.

     3.5  Variances

          a. The approved plans, which shall include annual operating goals and annual objectives, and budget shall form the basis upon which Unit operation and maintenance are conducted during the plan and budget year. The Management Committee may from time to time approve revisions in the plan and budget, whereupon Unit operation and maintenance shall conform to revised plan and budget.

          b. Niagara Mohawk shall report at each regularly scheduled meeting of the Management Committee on the status of current and projected spending in relation to the capital and operating budgets. As part of this report (but sooner if circumstances require), Niagara Mohawk shall identify:

          i) significant expenditures it proposes to make not within the approved budget,

          ii) withholding of significant expenditures within the approved budget it proposes to make, or

          iii) if it has reason to believe that spending associated with a budgeted amount is (or will be) exceeding or underrunning the budget by a significant amount.





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          c.   Niagara Mohawk shall provide a detailed budget variance and forecast report on a monthly basis including explanation for each budget item exhibiting significant variance.

          d. If the total level of expenditures for any budget category (Fuel, Capital, Operation and Maintenance, and Other) is expected to exceed the budget by more than $1.0 million, Niagara Mohawk will inform the Management Committee and seek approval from the Management Committee for such increase in the total budgets; such approval shall not be unreasonably withheld.

          e. Notwithstanding the preceding paragraph, the Parties shall be liable to the extent of their Respective Percentages


          i) for any expenditure which Niagara Mohawk reasonably believes is required for compliance with the terms and conditions of the NRC Facility Operating License, its Technical
               Specifications and Environmental Protection Plan, the regulations of the Commission and any applicable orders or directives issued by it, and

          ii) for any expenditure which, in Niagara Mohawk's judgment, is essential for safe operation of the Plant.

          f. If the level of expenditure, or expenditures, described in the preceding paragraph is expected to result in the exceeding of an approved budget, Niagara Mohawk shall promptly so inform the Management Committee. Time permitting, Niagara Mohawk will review such expenditures with the Management Committee in advance. In any event, Niagara Mohawk will make every reasonable





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effort to offset such expenditures, and avoid increases in the currently approved budget amounts, through reduction or elimination of corresponding amounts of discretionary expenditures.

     3.6  Circumstances Requiring Immediate Action

          a. Whenever circumstances require that action normally subject to Management Committee review and approval be taken before that Committee can be convened in person or telephonically, Niagara Mohawk shall (1) make reasonable efforts to so inform both the Owners' Representative On-site and Management Committee members or their alternates and (2) take such action as it deems appropriate having due regard for (a) the safeguarding of personnel and equipment, (b) the maintaining of the Unit in operable condition, (c) the ensuring of regulatory compliance, and (d) the interests of all the Parties.

          b. As soon as possible but not later than 24 hours after so acting, Niagara Mohawk shall report and explain its action to the Management Committee and shall recommend any follow-up action it deems appropriate.

     3.7  Owners' Representative On-site

          a. Those members of the Management Committee designated by Chief Executive Officers of Non-Operating Owners may collectively retain a person or an organization (the Owners' Representative On-site) to monitor activities related to the Unit and to provide them with assessments thereof. The Owners' Representative On-site shall report to the Chair of the Management Committee or the Chair's designee.





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          b.   The Owners' Representative On-site shall coordinate the
on-site activities of employees and agents of the Non-Operating Owners and shall, should the Non-Operating Owner members of the Management Committee so designate, represent the interests of those owners to Niagara Mohawk management and to those Niagara Mohawk managers exercising operational control under
Section 2.4. In addition, the Owners' Representative On-Site shall inform in a timely fashion the Niagara Mohawk officer who directs operational control of the operation and maintenance of the Unit as to his observations and assessments concerning the operation and maintenance of the Unit.

          c. Niagara Mohawk may designate an individual for assignment as part of the Owners' Representative On-site.

     3.8  Representation on Unit Committees, Task Forces and SRAB

          The Non-Operating Owners may have representation on all operation and engineering committees as well as task forces which are established from time to time by Niagara Mohawk to inquire into various questions and/or problems relating to the Unit. Niagara Mohawk shall make reasonable efforts to keep Owners' Representative On-Site informed regarding dates and times for regularly or periodically scheduled meeting of such committees and task forces so as to facilitate the representation provided for in this Section 3.8. The Non-Operating Owner members of the Management Committee may collectively designate one individual to be a member of the Safety Review and Audit Board and one individual to be a member of the Capital Review Committee.





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     3.9  Rights and Responsibilities of On-site Representative and Other Owner Personnel

          a. The Owners' Representative On-site shall have reasonable access to Niagara Mohawk corporate management and to those Niagara Mohawk managers exercising operational control under Section 2.4. The Owners' Representative On-site and all other employees and agents of the Non-Operating Owners whose activities on-site are coordinated by the Owners' Representative On-site shall have reasonable access to all Unit-related correspondence, records, reports, and other information within the control of Niagara Mohawk wherever located, and shall have access to the Unit at all times subject to security and safety requirements comparable to those applied to Niagara Mohawk personnel. Niagara Mohawk shall provide the organization of the Owners' Representative On-site with suitable and sufficient office space at the Plant Site, facilities, equipment and supplies.

          b. The On-site Representative will be responsible to the Chair of the Management Committee for reporting on the operation and maintenance of the Unit. Such reports will have the purpose of providing oversight and assessment as determined by the Management Committee and of helping Niagara Mohawk achieve all of the goals for operation and maintenance of the Unit set forth in Article 2. To that end, both the On-site Representative and the appropriate Niagara Mohawk personnel responsible for operation and maintenance of the Unit will seek to achieve a cooperative working relationship, and will among other things, inform each other at the earliest practical time of any perceived





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
deficiencies in the operation or maintenance of the Unit and of any suggested solutions.

                      ARTICLE 4 - SERVICES TO BE PROVIDED

     4.1  List of Services

          Niagara Mohawk agrees, subject to the provisions of Article 3, that it will:

          a. Make decisions respecting the operation and maintenance of the Unit and carry out improvements to the Unit;

          b. Select, hire, control and (when it deems such action appropriate) discharge personnel as required in the performance of this Agreement, such personnel to be employees solely of Niagara Mohawk and subject to the terms of any labor agreements to which Niagara Mohawk is a party pertaining to such employees and to such standards relating to compensation, benefits and terms of employment specified for Niagara Mohawk employees;

          c. purchase operating and maintenance materials, supplies, and services;

          d. perform or contract for maintenance, renewals and replacements required to protect the Unit and to keep it in safe and efficient operating condition and prepare and submit to the other Parties normal operating schedules for the Unit;

          e. engage legal, engineering, auditing and other consulting services related to the Unit;

          f. perform such accounting as is required for the Unit and furnish reports with respect thereto to the other Parties which will enable each Party to meet its accounting and





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
statistical requirements, including the requirements of any regulatory bodies having jurisdiction over such Party;

          g. appoint, as Niagara Mohawk's member of the Management Committee, one of its two most senior officers or an officer who has authority, either in that officer's position or delegated from another officer with such authority, to direct both Unit operations and such engineering, licensing and other services as are necessary to support those operations;

          h. place all orders and contracts pertaining to operation and maintenance of the Unit in the name of Niagara Mohawk on behalf of the Parties hereto. The Parties hereto authorize Niagara Mohawk to sign such orders and contracts on their behalf. No party hereto will assume any liability under or by reason of any such orders or contracts except to the extent of its Respective Percentage;

          i. prepare bills in reasonable detail to the Parties for costs incurred hereunder;

          j. assist the Parties in regulatory proceedings and other contested matters (including, but not limited to, any action by any shareholders of any of the Parties) relative to the Unit, including the provision of witnesses and current and accurate Unit data; and

          k. support the timely preparation of Unit plans and budgets, as described in Section 3.4, with sufficient supervision, staffing and organization.





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                              ARTICLE 5 - PAYMENTS

     5.1  Operating Costs

          Subject to the provisions of Article 3, it is agreed that the Parties shall share in the costs of operation, maintenance and replacements including Niagara Mohawk's overhead (including services and expenses of regular personnel, executive officers and supervisors, to the extent that such services pertain to operations and maintenance of the Unit) applicable to the performance of this Agreement, in their respective Percentages.

     5.2  Operating Account

          Niagara Mohawk shall establish and maintain for purposes of this Agreement a special bank account or accounts, in a New York State bank designated by Niagara Mohawk, entitled "Niagara Mohawk Power Corporation, as Agent - Nine Mile Point Nuclear Station Unit 2 Nuclear Operating Account", with funds supplied by the Parties in accordance with their Respective Percentages. Each Party pursuant to written notice by Niagara Mohawk and in accordance with its Respective Percentage will deliver to Niagara Mohawk funds for the replenishment of the bank account or accounts by the Parties. In determining the dates and amounts of such replenishments, the Parties shall endeavor to avoid carrying in the bank account or accounts funds ill excess of a reasonable minimum balance for periods of time longer than necessary to provide for the orderly payment of invoices and payroll and other charges. Any income resulting from the investment of excess funds and the cost of funds required to be borrowed will accrue to the account of each co-tenant in their





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
respective ownership percentages. All invoices or charges in connection with the performance of this Agreement shall be paid by Niagara Mohawk from the aforesaid account or accounts.

     5.3  Failure to Advance Funds

          If at any time any party fails to advance funds owing under this Agreement when Niagara Mohawk requests it to do so, Niagara Mohawk may (unless it is clear that the failure will be promptly remedied) require all Parties to advance funds in proportion to their Respective Percentages to cover the shortfall for as long as may be required, but not longer than three months. A Party failing to advance funds whenever so required shall remain fully liable therefore under the Basic Agreement and this Operating Agreement and shall promptly tender the delinquent funds together with interest at the prime rate or an equivalent reference rate as may be established from time to time by The Chase Manhattan Bank N.A., at New York, New York. Niagara Mohawk shall accept and apply such tendered sums to eliminate or reduce the next succeeding request or requests for funds from those Parties covering the shortfall.

          Promptly upon the occurrence of the event described in the preceding paragraph, Niagara Mohawk shall notify all Parties of it and a meeting shall be convened to decide as promptly as possible on a longer-term course of action responsive to the particular circumstances.

          This Section shall not in any way restrict or limit the right of the non-defaulting Party (Parties) against the defaulting Party (Parties).

                               ARTICLE 6 - AUDITS

     6.1  Audit Committee; Inspection of Records

          The Audit Committee, consisting of a representative of each of the Parties, has previously been organized by the Parties and shall continue to exist. The members of such Committee shall consist of one representative appointed by each of the Chief Executive Officers of the Parties. The Chair of the Audit Committee shall be appointed by the Chief Executive Officers voting in accordance with their companies' Respective Shares. A vote representing more than 50 percent of the ownership interest in the Unit is required to appoint a Chair. The Audit Committee shall:

     a.   report to the Chief Executive Officers collectively;

     b. plan the amount of audit effort to be expended on the Plant; the Audit Committee will also determine how the manpower will be provided in order to meet its commitments;

     c. determine specific areas for audit and develop the scope and objectives for each audit;

     d. perform the audits and discuss preliminary findings/ corrective actions with Niagara Mohawk Management;

     e. review audit results and submit draft reports to the Management Committee for comments and report final audit results to the Chief Executive Officers; and

     f. review the results of any Niagara Mohawk Internal Audit Reports of Unit Two activities.

          The scope of the Audit Committee shall be understood to include all costs relating to the Plant. The costs of all audits by the Audit Committee or by any independent certified public accountants retained by it shall be borne by the Owners in accord with their Respective Percentages.

          The correspondence, records, vouchers and books of account of Niagara Mohawk pertaining to all costs incurred for the account of the Parties under this Agreement shall be examined annually by a firm of independent certified public accountants in connection with the annual examination of Niagara Mohawk's accounts and records, and such firm will report to the Parties with respect to operation under this Agreement. The costs of such examination shall be borne by the Owners in accord with their Respective Percentages.

          The Parties or any individual Party shall have the right, during the term of this Agreement and for a period of two years after final payment, to inspect all correspondence, records, vouchers and books of account of Niagara Mohawk pertaining to work done or disbursements made for the account of the Party or Parties under this Agreement. This review may be performed by the Party's auditors, or a firm of independent certified public accountants retained by any Party or Parties.

     6.2  Inspection Costs; Inspection Report

          If an inspection or review is requested or undertaken by fewer than four of the Parties, the Party or Parties requesting or undertaking such inspection or audit shall be responsible for the cost thereof. The reports of inspection, review or audits pursuant to this section shall be provided to the Audit Committee. The Party or Parties undertaking the audit shall report the results to the Chief Executive Officers of all the Parties who shall in turn advise Niagara Mohawk within three

(3) months of receipt of such report, of any items that require adjustment or corrective action.

     6.3  Adjustments or Corrective Action

          Niagara Mohawk shall permit such inspection, reviews or audits and make appropriate adjustments or take corrective action as may be required to reflect the results thereof.

                                ARTICLE 7 - FUEL

     7.1  Fuel Committee; Meetings, Agenda and Minutes

          A Fuel Committee has previously been organized and shall continue to exist. Each member of the Management Committee shall designate a representative to serve at the member's pleasure. The Chair shall be appointed by the Management Committee voting in accordance with their companies' Respective Shares. A vote representing more than SO percent of the ownership interest in the Unit is required to appoint a Chair. The Committee shall meet on a quarterly basis, or upon the request of any Party. The Chair shall, at least ten (lO) days in advance of each such regular meeting, provide each Party with a written agenda of the pertinent items to be discussed at the meeting relevant or material to nuclear fuel provisions for the Unit. Minutes of such meetings shall be prepared by the Chair and distributed to the Parties for correction or clarification. Comments of the Parties at a meeting or with regard to the minutes shall be considered and addressed by Niagara Mohawk.

     7.2  Fuel Supply

          Subject to approvals of the Management Committee as provided in
Article 3, Niagara Mohawk, as agent, shall continue to manage the fuel supply and make decisions in connection therewith, keeping the Parties informed of its actions. Each Party may elect to provide its own share of uranium and/or conversion services on the condition that such share will be made available pursuant to an agreed upon schedule for reload and to the extent that such commitments have not already been made by Niagara Mohawk as agent. However, Niagara Mohawk, acting as an individual Party, shall be limited to providing no more than seventy-five percent of its individual share for any one reload. The remaining amount required for Niagara Mohawk as an individual Party shall be provided as part of its overall procurement strategy acting as agent for all the Parties. (Niagara Mohawk controlled sources shall not be eligible to bid these latter procurements.)

     7.3  Fuel Pricing Accounts.

          Each Party will maintain its own separate nuclear fuel pricing accounts, but all individual accounts shall be merged as a composite for New York Power Pool (NYPP) dispatch purposes.

     7.4  Spent Fuel

          Subject to the approval of the Management Committee as provided in
Article 3, Niagara Mohawk will continue to operate and manage all on-site and off-site spent fuel storage, reprocessing or permanent disposal of recovered fuel and waste products, as agent of the parties, with all costs, benefits and liabilities distributed among the Parties in accordance with the Respective Percentages.

     7.5  Separate Activities for Units 1 and 2

          It is agreed that Niagara Mohawk will maintain entirely separate procurement, inventory accounting and disposal actions for Units 1 and 2.

                       ARTICLE 8 - FINANCE AND ACCOUNTING

          The Finance Committee, consisting of a representative of each of the Parties, has been previously organized by the Parties and shall continue to exist. Each member of the Management Committee shall designate a representative to serve at the member's pleasure. The Parties may designate additional Finance Committee meeting attendees; however, only the designated representative or a designated alternate shall vote on behalf of the Party.
The Chair of the Finance Committee shall be appointed by the Management Committee voting in accordance with their companies' Respective Shares. A vote representing more than 50 percent of the ownership interest in the unit is required to appoint a Chair. The Committee shall meet at the request of any Party for the purpose of addressing common financial issues related to the operation of NMP2. In addition, the Finance Committee shall oversee and direct the activities of the Accounting Committee which has been previously formed to establish and review accounting policy and procedures as they relate to the Unit.

                      ARTICLE 9 - INSURANCE AND INDEMNITY

     9.1  Compensation Withholdings

          Niagara Mohawk shall have sole responsibility for withholding from the compensation of its employees engaged in performing the services under this Agreement any taxes or contributions which are required by law to be withheld, and sole responsibility for paying such withheld amount and taxes applicable to the compensation of such employees imposed by law upon Niagara Mohawk to the proper governmental authority, and shall defend, indemnify and save harmless the Parties hereto from and against any liability on account thereof.

     9.2  Workers' Compensation and Employers' Liability
          Insurance

          Niagara Mohawk shall provide workers' compensation and employers' liability insurance for its employees engaged in performing the services under this Agreement in accordance with the laws of the State of New York. The policy shall contain a subrogation waiver to the effect that the insurance company shall not proceed against any of the Parties hereto for recovery of any loss or losses paid under the policy even though due to the negligence of any Party or Parties. With respect to any claims made or any suits brought by Niagara Mohawk employees engaged in performing the services under this Agreement against LILCO, NYSEG, RG&E, or Central Hudson or any of them, and such claims or suits do not arise out of acts or omissions of LILCO, NYSEG, RG&E, or Central Hudson, and are not covered by insurance provided under
Section 9.3 hereof, Niagara Mohawk agrees to defend, indemnify, and hold harmless LILCO, NYSEG, RG&E, or Central Hudson.

     9.3  Comprehensive General Liability Insurance Policy

          Through the life of this Agreement, Niagara Mohawk shall maintain liability insurance for the account and in the name of the Parties hereto by securing a standard Comprehensive General Liability Insurance Policy on a primary coverage basis toinsure the Parties and their agents against liability except for the nuclear risk, for bodily injury including personal injury to or death of any one or more persons and damage to property arising out of the operation of the Unit. Such insurance shall include a waiver of the insurer's right of subrogation against any of the Parties for such loss or damage even though due to the negligence of any of the Parties.

          Niagara Mohawk shall also maintain insurance in accord with the requirements of the United States Nuclear Regulatory Commission pursuant to the Commission's authority under 42 U.S.C. Section 2210 et seq. and the license issued by the United States Nuclear Regulatory Commission for the Unit. In the event the requirements of 42 U.S.C. Section 2210 et seq. are revised or terminated, Niagara Mohawk shall obtain and maintain such insurance and indemnification as is available for the nuclear risk on reasonable terms, subject to the consent of the Parties hereto.

     9.4  Property Insurance

          Niagara Mohawk shall maintain for the account of the Parties in the name and on behalf of the Parties, property insurance as shall normally be provided by nuclear property insurance underwriters. Such insurance shall include a waiver of the insurer's right of subrogation against any of the Parties for such loss or damage even though due to the negligence of any of the Parties. Niagara Mohawk shall arrange with the insurers for any inspections necessitated thereby and shall promptly reportany losses to each Party, and shall assist and cooperate in the adjustment and settlement thereof.

     9.5  Employees' Fidelity Bond

          Niagara Mohawk shall maintain such employee's fidelity bond coverage as it deems necessary.

     9.6  Liability for Loss, Expense or Damage Not Covered by Insurance

          It is the intent of this Agreement that, insofar as practicable, all liabilities or losses in favor of third parties shall be covered by insurance; nonetheless, the Parties hereto hereby agree to share (including deductibles and retainages under policies of insurance as well as attorney's fees) in any loss, liability, expense, or damage (including personal injury, death or damage to property) of any kind whatsoever arising out of or connected with the design, construction, maintenance and operation of the Nine Mile Point Nuclear Station Unit 2, in accordance with their Respective Percentages (hereafter referred to as "Shared Liability") and hereby agree to indemnify and hold each other harmless with respect to any excess amount beyond the share contributed by each in accordance with their Respective Percentages, provided that no Party is required to participate in Shared Liability for any claim, loss, expense, or damage that is payable as a result of any settlement or compromise thereof unless all the Parties hereto shall have consented to such settlement or compromise. Shared Liability as to third parties, as set forth above, shall apply irrespective of the nature of the allegations of wrongdoing on the part of the Party(ies) hereto against whom recovery is being sought, whether pertaining to non-feasance, misfeasance, malfeasance or violations of statute or regulation, including, but not limited to (to the extent not prohibited by law) all claims and judgments against any such Party(ies). In no event shall any of the Parties be liable to any other Party, except to the extent of its Shared Liability, for consequential damages to third parties (including, but not limited to, loss of profits or revenue, loss of use of equipment, cost of capital, cost of substitute equipment, facilities, or services, down-time costs, cost of replacement or purchased power, or claims of customers) or punitive damages to third parties resulting from uninsured losses occurring as aforesaid.

     9.7  Amount of Coverage; Modifications

          Any insurance arranged for or placed by Niagara Mohawk hereunder shall be for such amounts and with such deductibles as Niagara Mohawk, considering the nature of the risks and current insurance practices, shall determine. Such coverage and deductibles, however, shall satisfy the requirements of each Party hereto. To the extent that Niagara Mohawk places or arranges for insurance for the Parties as herein provided, the Parties will not obtain or provide such insurance, except that any Party may for its own account and at its own expense obtain or provide separate or excess liability coverage.

          During the life of this Agreement, from time to time, Niagara Mohawk may modify insurance coverages both as to type and amount and deductibles to conform to its own corporate practices and practices generally accepted in the utility industry. All Parties shall be notified of any change.

          Copies of any insurance policies placed or arranged for hereunder shall be furnished to all Parties.

          Notwithstanding any provision of this Article 9, Niagara Mohawk shall secure and maintain for the Unit an insruance program affording liability and property damage coverage which meets regulatory requirements.

     9.8  Insurance Premiums

          All premiums for insurance maintained by Niagara Mohawk hereunder with respect to the Unit shall be included in the cost of operations and maintenance.

     9.9  Sharing of Regulatory Penalty and Breach of
          This Agreement

          a. Except as this Section otherwise provides, each Party does hereby release each of the other Parties from all liability, causes of action, claims and judgments (hereinafter collectively referred to in this Section 9.9 as "Claims") in excess of each Party's Respective Percentage for actions or omissions occurring subsequent to the effective date of this Agreement and arising out of operation, maintenance, modification (including design thereof), or ownership of the Unit.

          b. Unless otherwise directed by the regulatory agency, the Parties shall share in accordance with their Respective Percentages any penalty, fine or assessment (hereinafter "Regulatory Penalty") imposed by a regulatory agency for actions or omissions

          i)  arising from operation, maintenance, modification

              (including design thereof), or ownership of the Unit and

          ii) occurring subsequent to the effective date of this Agreement.

In such circumstances, no Party will advocate any sharing of a Regulatory Penalty in any manner other than in accordance with the Respective Percentages before any regulatory body or court in which the manner of sharing of a Regulatory Penalty is at issue, including in an appeal from a regulatory body or court. If the Regulatory Penalty results directly from acts, omissions or circumstances constituting a Party's breach of this Agreement, that portion of the penalty that results directly from such acts, omissions or circumstances shall be borne by the Party in breach and the balance shall be allocated according to the Parties' Respective Percentages. As used in this Section 9.9, the term breach of this Agreement excludes circumstances described in (1) through (4) of paragraph (e) below so long as conditions (i) through (ii) therein are met.

          c. A party shall not be entitled to the release provided in paragraph (a) above for those Claims based upon acts, omissions or circumstances for which it is responsible that both (1) result directly in the Claims for which it seeks release and (2) constitute a breach of this Agreement which breach is not cured.

          d. A Party in breach of this Agreement shall have a continuing obligation to cure it. If a Claim for monetary damages does not lie under paragraph (c) above, any other Party may insist that the obligation be honored, may demand specific performance and may seek to enjoin any act or omission constituting the breach.

          e. It is not the intent of this Agreement to hold any Party responsible beyond its Respective Percentage for the economic or financial consequences of the failures of performance or achievement described in (1) through (4) below so long as conditions (i) through (ii) below are met. A Party shall not be deemed in breach of this Agreement by reason of

          1) any failure of the Unit to perform to a generally accepted industry standard,

          2) any failure of the Unit to achieve (despite Unit's plans being designed to attain them) specific goal or objective outlined in this Agreement or in Unit operation and maintenance plans and budgets,

          3) any failure by the Party to achieve conformance with the approved annual operating plan or

          4) any failure to comply with the technical specifications and other terms and conditions of the operating license issued by the NRC, the regulations of the Commission and any applicable orders or directives issued by it so long as

          i)   such failure is not willful and

          ii) the Party has acted in good faith in all respects, including with respect to its obligations under this Agreement.

      9.10 Meaning of Section 6 in September 22, 1975
           Operating Agreement Among the Parties
           (the 1975 Operating Agreement)

           The Parties agree that in any action before any court or administrative agency, or any appeal thereof, in which the meaning of Section 6 in the 1975 Operating Agreement is at issue no Party will use or cite the language of Sections 9.9 and 9.6 herein in any explication of, or argument as to, the meaning of Section 6 in the 1975 Operating Agreement, nor shall the current Sections 9.6 and 9.9 be construed to have any bearing on the meaning of
Section 6 of the 1975 Operating Agreement.

                            ARTICLE 10 - MEASUREMENT

      10.1 Output Measurement

           Net output of the Unit shall be measured by suitable meters located at the Unit. Hourly production for Niagara Mohawk, LILCO, NYSEG, RG&E and Central Hudson shall be metered at Scriba Station and allocated to the nearest MWH in accordance with each Party's Respective Percentage or each Party's scheduled requirement for that hour. The Scriba Station meter shall also be used as the basis for cotenant energy accounting.

      10.2 Periodic Testing of Meters

           Niagara Mohawk shall test the meters at regular intervals and at other times when any Party hereto has reason to believe that any meter is not registering accurately, and will notify LILCO, NYSEG, RG&E and Central Hudson when such tests are to be made in order that they may have a representative present during the test.

                              ARTICLE 11 - GENERAL

      11.1 Non-Waiver of Provisions

           The failure of the Parties to insist in any one or more instances upon strict performance of any of the provisions of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

      11.2 Procedure for Appeal of Management Committee Decision

           Any member may appeal a decisions of the Management committee to the Chief Executive Officers collectively within 10 days of the meeting at which such decisions is made. The member appealing shall describe the issue to be decided and submit a short, objective statement of the facts and reasoning supporting the member's positions and that of the Management Committee. Any non-appealing member of the Management Committee may supplement or respond to the statement within 10 days.

           In the event a matter is referred to the Chief Executive Officers after inability of the Management Committee to resolve a questions under
Section 3.2, the Chair of the Management Committee shall describe the issue to be decided and submit a short, objective statement supporting alternative resolutions of that issue. Any other member of the Management Committee may supplement that statement within 10 days.

      11.3 Procedure for Resolution of Appeal

           The Chief Executive Officers shall resolve any issue appealed or referred from the Management Committee by a vote representing greater than 50 percent of the interest in the Unit within 60 days after receipt of the appeal and any responding or supplementary statements.

      11.4 Conflict with Basic Agreement

           To the extent any provision of the Basic Agreement conflicts with provisions of this Operating Agreement, notwithstanding the provisions of
Article XIV of the Basic Agreement, the provisions of this Agreement shall control.

      11.5 Independence of Settlement Agreement

           This Agreement does not supersede paragraph 6 or any other provision of the September 3, 1985 document entitled "Specification of Terms and Conditions of Offer of Settlement" to which representatives of Niagara Mohawk and Staff of the PSC subscribed and to which the non-operating owners later consented.


               ARTICLE 12 - EFFECTIVE DATE, TERM AND TERMINATION

      12.1 Effective Date

           This Agreement shall be effective on January 1, 1993, upon the expiration of the most recent extension of the Interim Operating Agreement, dated February 21, 1992. It being the intention of the Parties that there be no lapse between the expiration of the Interim Operating Agreement and the effectiveness of this Agreement.

      12.2 Term

           The term of this Agreement shall be 24 months from its effective date. Thereafter, this Agreement shall be extended and remain in full force and effect until terminated pursuant to Section 12.3.

      12.3 Termination

           Any Party may terminate this Agreement by providing to all of the other Parties a written Notice of Termination at any time after expiration of 18 months of the term set forth in Section 12.2. Such Notice of Termination shall take effect 6 months after it has been received by all Parties.


                    ARTICLE 13 - OPERATING COMPANY FORMATION

      13.1 Evaluation

           The Parties have been evaluating the possibility of creating a corporate entity ("Operating Company") to operate and maintain the Unit. Although they have decided not to create an Operating Company at this time, the Parties agree to vigorously pursue and complete the evaluation during the term of this Agreement.

           The operating agreement among the parties dated September 22, 1975, comprising Appendix B to the Basic Agreement of the same date, is hereby amended in its entirety with, and replaced by, this Nine Mile Point Nuclear Station Unit 2 Operating Agreement.

           IN WITNESS WHEREOF, the parties have duly executed this Operating Agreement by their duly authorized officers as of the date written opposite their names.


NIAGARA MOHAWK POWER CORPORATION


BY: /s/ John Endries                        DATED: December 22, 1992
    ----------------------------                   -----------------

ITS: President
     ---------------------------


LONG ISLAND LIGHTING COMPANY


BY: /s/ Anthony F. Earley, Jr.              DATED: December 20, 1992
    ----------------------------                   -----------------

ITS: President
     ---------------------------


NEW YORK STATE ELECTRIC & GAS CORPORATION


BY: /s/ Jack H. Roskoz                      DATED: December 22, 1992
    ----------------------------                   -----------------

ITS: Sr. Vice President
     Electric Business Unit
     ---------------------------


ROCHESTER GAS AND ELECTRIC CORPORATION


BY: /s/ Roger W. Kober                      DATED: December 28, 1992
    ----------------------------                   -----------------

ITS: Chairman, Pres., CEO
     ---------------------------


CENTRAL HUDSON GAS & ELECTRIC CORPORATION


BY: /s/ Paul J. Ganci                       DATED: December 21, 1992
    ----------------------------                   -----------------

ITS: President
     ---------------------------